                                _______________

                          PROXY STATEMENT SUPPLEMENT
                     (TO PROXY STATEMENT SUPPLEMENT OF THE
                     MAJORITY OF THE BOARD OF DIRECTORS OF
                      STUDENT LOAN MARKETING ASSOCIATION
                              DATED JULY 10, 1997)
                                ______________

                        RELATING TO THE COMMON STOCK OF

                            SLM HOLDING CORPORATION
                            (THE "HOLDING COMPANY")

          The following legend is required by the Privatization Act in connection with the offering of securities by the Holding
     Company, including the Holding Company Common Stock:

     OBLIGATIONS OF THE HOLDING COMPANY AND ANY SUBSIDIARY OF THE HOLDING COMPANY ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER THE HOLDING COMPANY NOR ANY SUBSIDIARY OF THE HOLDING COMPANY IS A GOVERNMENT-SPONSORED ENTERPRISE (OTHER THAN SALLIE MAE) OR AN INSTRUMENTALITY OF THE UNITED STATES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT IS JULY 18, 1997


                             TABLE OF CONTENTS

                                                                  Page

     Investor Presentation   . . . . . . . . . . . . . . .           1


                                  SALLIE MAE

                    An Aggressive Plan To Grow Share Value


                     The Difference Between Sallie Mae and
                       the CRV is Clear and Fundamental
     _______________________________________________________________________

     We have an aggressive plan that builds upon our core franchise to grow share value.

     The CRV does not.
     -----------------

     We have an experienced management team and an independent board comprised of recognized business leaders.

     The CRV does not.
     -----------------

     We have a proven business strategy and superior marketplace understanding.

     The CRV does not.
     -----------------

     We Will Make Our Numbers.  The CRV Cannot.


                                       1                    SALLIE MAE [logo]

                                                     Our Financial Objectives
                                                             1997-2001
     _________________________________________________________________________________________________________________________

     Loan Purchase Volume     [Graphic: Arrow pointing to the right]  12% to 14% CAGR

     Total Operating Costs    [Graphic: Arrow pointing to the right]  Reduce From Low 100 bps to Low 80 bps--increases EPS by
                                                                      $2.00 in 2001

     Other Revenue            [Graphic: Arrow pointing to the right]  Produce $78MM NIBT by 2001

     Manage Capital           [Graphic: Arrow pointing to the right]  Repurchase 16MM Shares (30% of outstanding shares)

                                                  Real Results -- Real Value

     Earnings Per Share       [Graphic: Arrow pointing to the right]  Minimum 15% CAGR

     ROE's                    [Graphic: Arrow pointing to the right]  In excess of 50%


                                       2                    SALLIE MAE [logo]

                      Sallie Mae's Comprehensive Plan to
                               Grow Share Value
     _______________________________________________________________________

     o    Continue to maximize income from the student loan industry

          - expand school-based strategy
          - push aggressively to retail
          - enhance constituency base to manage political risk

     o    Continue to reduce operating expenses as a percentage of managed loans

     o    Continue to manage capital aggressively

     We will maximize returns to shareholders.

                                       3                    SALLIE MAE [logo]

                                                  The Strategy Is Working
     _________________________________________________________________________________________________________________________
                                                                                                              CAGR

                              '90       '91       '92       '93       '94       '95       '96       '97E      '94-97

     % OF TOTAL PURCHASES

        SPOT                  34%       35%       25%       30%       23%       23%       11%       14%       -15.3%

        EXPORTSS              22%       32%       35%       34%       41%       47%       64%       66%        16.9%

     TOTAL PURCHASES          $5,680    $5,944    $5,340    $6,175    $7,312    $8,645    $9,093    $9,000      7.2%
         ($ in millions)

     CASH PREMIUMS
      (as % of Purchases)     1.37%     0.71%     1.15%     1.14%     1.46%     1.74%     1.75%     1.70%       5.2%

     AVERAGE BORROWER
         INDEBTEDNESS         $4,496    $4,438    $5,890    $5,686    $6,792    $8,346    $9,852    $10,700    16.4%

          [graphic: horizontal bracket encompassing               [graphic: horizontal bracket encompassing
          the columns '90, '91, '92, and '93 with the             the columns '94, '95, '96 and '97E with the
          text "Lender Strategy" below bracket]                   text "School-Based Strategy" below bracket]

         The Bottom Line:  Our pricing strategy has delivered a 0.30% improvement in yield from 1994 to 1997.

                                       4                 SALLIE MAE [logo]

      The College Affordability Crisis is Transforming Our Core Business
     _______________________________________________________________________

     o Under increasing financial pressure, schools are changing the way they operate

          - admissions and financial aid are being streamlined
          - technology providers will play a key role
          - financial aid is becoming a critical recruiting tool

     o    Consumers need more information and better products

     This crisis is creating new winners and losers.
     Management's plan ensures that Sallie Mae will be a winner.


                                       5                    SALLIE MAE [logo]

                Sallie Mae:  The Preferred Partner to Higher Ed
     _______________________________________________________________________

     o    Management's strategy is to grow the value of the core business by

          - facilitating the transformation of admissions and financial aid

          - helping consumers solve the mysteries of getting into and paying for college

     We will grow market share by capturing the transition from high school to college.


                                       6                    SALLIE MAE [logo]

                                CRV Flip Flops
     _______________________________________________________________________

                                        CRV            CRV
                                        ORIGINAL       CURRENT
                                        POSITION       POSITION
                                        --------       --------
     o  Servicing                       Spin-off       No Spin-off

     o  Privatization                   Opposed        In Favor

     o  Origination                     Full Scale     Limited

     o  School-Based Strategy           Opposed        In Favor

     o  Servicing Direct Lending        Opposed        In Favor

     o  Al Lord As CEO                  Interim        Permanent

                            What is their strategy?


                                       7                    SALLIE MAE [logo]

            The CRV Marketing Ideas Are Riddled With Contradictions
     ________________________________________________________________________

     o The CRV says it supports our school-based strategy, yet it plans massive cuts in essential spending

     o  The CRV says loan purchases will remain stable, yet it

        - offers third party servicing with no requirement to sell
        - competes head-to-head with bank partners
        - promotes bank securitization backed by Sallie Mae servicing
        - projects premiums to be less than their 1990 level
        - bails out direct lending

     o The CRV talks of "targeted originations," yet its earnings projections reflect a dominant market share

                     The CRV plan destroys franchise value.


                                       8                    SALLIE MAE [logo]

                     CRV's Projected EPS:  A Reality Check
     _______________________________________________________________________

     HERE ARE THE ADJUSTED CRV PLAN EPS PROJECTIONS, ACCOUNTING FOR:

     o  The impact of third-party servicing
     o  The originations plan
     o  The impact of loan purchase program cannibalization

               1998      1999      2000      2001
               ----      ----      ----      ----

               $9.07     $9.63     $10.31    $10.28

                   What P/E multiple will these earnings get?


                                       9                    SALLIE MAE [logo]

              The CRV's Political Strategy Is Wrong And Dangerous
     _______________________________________________________________________

     o  This is a critical period -- the reauthorization of FFELP

     o Sallie Mae must expand its advocacy efforts, not "lower its political profile" [CRV S-4 filing]

     o  No one on the CRV understands today's political environment


                                      10                     SALLIE MAE [logo]

                  Sallie Mae Has A Proven Political Strategy
     _______________________________________________________________________

     o    Track record on privatization and recent budget accord

     o    Trusted relationships with key Hill and Administration players

     o    Leader of industry coalition to lobby for a strong FFELP


     Creating value in our market requires exceptional political skills.


                                      11                    SALLIE MAE [logo]

           The CRV Board Lacks Experience, Independence and Stature
     _______________________________________________________________________

     o    No CRV nominee holds an executive position at a major public company

     o All CRV nominees fail the test of independence -- hand picked by Al Lord

     o The CRV slate includes five retirees, two real estate finance specialists, three accountants and one optometrist

     o    No CRV nominee has marketing or relevant political expertise

     o    All CRV higher ed nominees support direct lending


                                      12                    SALLIE MAE [logo]

         The Sallie Mae Board:  Leadership, Experience and Shareholder
                                  Responsive
     _________________________________________________________________________________________________________________________

     Larry Ricciardi (General Counsel, IBM)            o    All nominees are independent

     Ann Reese (CFO, ITT Corp.)                        o    All business nominees are senior executives in publicly traded companies
     Dick Huber (Vice Chair, Aetna)
                                                       o    All higher ed nominees oppose direct lending
     Gale Duff-Bloom (Pres. of Mktg., J.C. Penney)
                                                       o    Nominees with significant marketing, restructuring and financial
     David Daberko (Chairman, Nat'l City)                   products experience

     Tom Jacobsen (Chairman, Mercantile)               o    1/3 seats open to CRV

     John Spiegel (CFO, SunTrust)

     David Vitale (Vice Chairman, First Chicago)

     Dolores Cross (Pres., Chicago State)

     William Arceneaux (Pres., LAICU)

     5 CRV Members proposed, but to date all have refused


                                      13                    SALLIE MAE [logo]

               The Right Leadership for a Privatized Sallie Mae
     _______________________________________________________________________

     o Value-driven CEO with significant private sector leadership experience

     o The depth and expertise of the current management team, including 100 officers with a recognized record of industry success, makes it possible for Sallie Mae to:

        - execute the school-based strategy
        - beat direct lending
        - implement a proven political strategy
        - aggressively manage capital and costs
        - manage a changing higher ed marketplace


                                      14                    SALLIE MAE [logo]

     The Difference Between Management and the CRV is
     Clear and Fundamental
     _______________________________________________________________________

                   We Will Make Our Numbers.  The CRV Cannot.

                      Vote YES For Sallie Mae Management.


                                      15                    SALLIE MAE [logo]

     ________________________________________________________________________


                                   APPENDIX:


                                Operating Costs
                           Loan Origination Analysis


                                      16                    SALLIE MAE [logo]

                 The CRV Operating Expense Story is Illogical
     _______________________________________________________________________

     REDUCE G&A BY 40%, REDUCE HEADCOUNT BY 30%, MAINTAIN LOAN PURCHASE VOLUME, ORIGINATE LOANS AND DO THIRD PARTY SERVICING [CRV 1997 Proxy Campaign]
          Reality:  Sustainable Growth Requires Careful Investment
          -------

                  G&A:  The facts you won't hear from the CRV

                                                  1993           1997E

     Base Business Headcount                      547            540

     Base G&A (as a percent of managed loans)     .43%           .28%

     Base G&A                                     $109MM         $115MM

     Managed Loans                                $25.2B         $41.2B

     Advertising & Promotion Costs                $2MM           $10MM


                                      17                    SALLIE MAE [logo]

     CRV's Origination Proposal -- Wrong Strategy, Unrealistic Numbers
     _________________________________________________________________________________________________________________________

                                                  1998E               2001E

     FFELP Guarantees                             $21B                $28B [graphic: numbers in this row appear with yellow
                                                                           highlighted background]
     Amount Disbursed In Same Year                $10.5B

     First Time Borrowers                         x30%
                                                  ----

     New Lender Market Potential                  $3.1B

     CRV Plan Disbursement Volume                 $1.0B               $5.0B

     CRV 1998 Market Share                        33%                 21%  [graphic: numbers in this row appear with yellow
                                                                           highlighted background]

      TOP TEN FFELP LENDER ESTIMATED MARKET SHARE OF FIRST-TIME BORROWERS

                                   FFY 1996                                                    FFY 1996

     Chase                         8.4% [graphic: this number         Wells Fargo              3.2%
                                         appears with yellow
                                         highlighted background]

     Citibank                      7.1%                               Bank of America          3.2%

     Bank One                      5.0%                               Educaid                  2.5%

     Norwest                       4.6%                               Pittsburgh National      1.7%

     Key Corp.                     3.8%                               Boatman's                1.7%

     [Graphic: arrows pointing from Chase's FFY 1996 market share of 8.4% to CRV's 1998 estimated market share of 33%.]


                                      18                    SALLIE MAE [logo]

                                Cannibalization

                              (Volume In Billions)
     _______________________________________________________________________

                                       "Reality Bites"

                                   Restatement of CRV Plan
                                                                 Earnings
                                   1998      1999      2000      Per Billion
                                   ----      ----      ----      -----------
     Origination Volume            $150MM    $450MM    $750MM    $8MM

     Servicing Volume              $2B       $3B       $6B       $1.5MM

     Lost Purchase Loan Volume     ($5B)     ($6B)     ($6B)     $7MM

     Total Lost Volume             ($6B)     ($8B)     ($9B)

     Loss In EPS                   ($2-3)    ($4-5)    ($6-7)


                                      19                    SALLIE MAE [logo]

                          Forward-Looking Information
     _______________________________________________________________________

               This Presentation contains certain forward-looking statements and information relating to the Company that are based on the beliefs of Company Management as well as assumptions made by and information currently available to the Company. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.
     Estimates contained herein of future performance under Management's Plan are based upon the Company's business plan and reflect Management's assessment of probable results of operations, given certain assumptions that Management believes are reasonable. The business plan was developed based upon an integrated model with a number of independent variables, certain of which are beyond the Company's control. In addition to assumptions described elsewhere, the estimates contemplate that the offset fee litigation will be resolved in the Company's favor in 1998 and that there will be no legislative or administrative changes affecting the market share of profitability of either the FFELP or the FDSLP.
     Should one or more of these risks or uncertainties materialize, variables change or underlying assumptions prove incorrect, actual results may vary materially from those described in this Presentation. Information concerning the CRV's Plan was derived from materials prepared by the CRV, in some cases adjusted to reflect Management's assessment of probable results of operations, given certain assumptions that Management believes are reasonable. Industry data on the FFELP and the FDSLP contained herein is based on sources that the Company believes to be reliable and to represent the best available information for these purposes, including published and unpublished Department of Education data and industry publications. The Company does not intend to update any of the forward-looking statements contained in this Presentation. For additional information relating to the Company and its future, investors should review the Company's Proxy Statement/Prospectus and the Majority Director's Proxy Statement Supplement dated July 10, 1997.

               The following legend is required by the Privatization Act in connection with the offering of securities by the Holding Company, including the Holding Company Common Stock:

     OBLIGATIONS OF THE HOLDING COMPANY AND ANY SUBSIDIARY OF THE HOLDING COMPANY ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER THE HOLDING COMPANY NOR ANY SUBSIDIARY OF THE HOLDING COMPANY IS A GOVERNMENT-SPONSORED ENTERPRISE (OTHER THAN SALLIE MAE) OR ANY INSTRUMENTALITY OF THE UNITED STATES.


                                      20                    SALLIE MAE [logo]